EX-10.DD
                                 THIRD AMENDMENT
                                     TO THE
                                AMP INCORPORATED
                      1993 LONG TERM EQUITY INCENTIVE PLAN
               (as Amended and Restated Effective January 1, 1995)


     Pursuant to an action taken by the Board of Directors of AMP Incorporated on October 22, 1997, the AMP Incorporated 1993 Long Term Equity Incentive Plan, as amended and restated in its entirety effective January 1, 1995, and further amended on two prior occasions is further amended effective as of October 22, 1997 by the addition of a new Section 7(h), as follows:

     h) The Committee, in its sole and absolute discretion, may amend any outstanding Option Agreement evidencing Nonqualified Stock Options granted after October 22, 1994 and may augment the terms of any future Option Agreement to include a right to receive a replacement grant of Nonqualified Stock Options at the initial exercise of each Option covered by the right if and only if payment for such exercise is in the form of an exchange of previously-owned Common Stock (a "stock swap"), which right shall be subject to the following conditions and restrictions:

          i. The exercise price for the replacement Nonqualified Stock Options shall be equal to the Fair Market Value of a share on the date of the stock swap that triggered the replacement grant.

          ii. The period within which the replacement Nonqualified Stock Options may be exercised shall expire on the same date the underlying Options that were exercised in the stock swap would have expired.

          iii. The number of replacement Nonqualified Stock Options to be granted shall be equal to the number of shares exchanged in the stock swap payment plus the number of further shares, if any, swapped to cover taxes resultant from the exercise.

          iv. The right to receive a replacement grant shall expire upon the termination of the Option holder's employment or upon the transfer of the Option pursuant to Section 18(b).

          v. The right to receive a replacement grant of Nonqualified Stock Options shall only apply upon the stock swap exercise of the Options covered by the right; the subsequent exercise of a replacement Nonqualified Stock Option shall in no event result in the grant of a further replacement Nonqualified Stock Option.

     Except as provided above, all terms, conditions and provisions of the 1993 Plan shall remain in full force and effect and without any further change or modification whatsoever.


                                 *     *    *


          EXECUTED this 23rd day of March, 1998.


                                            AMP Incorporated

             D. F. Henschel                     J. E. Marley
Attest: ______________________        By: _________________________
         Corporate Secretary          Title: Chairman of the Board